Exhibit 99.(8)(d)

AMENDMENT TO SERVICE AGREEMENT
between
FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.
and
PACIFIC LIFE INSURANCE COMPANY

The SERVICE AGREEMENT (the “Agreement”), made and entered into on the 25th day of July, 2005 by and among Pacific Life Insurance Company, a Nebraska corporation (the “Company”) and Fidelity Investments Institutional Operations Company, Inc., a Massachusetts corporation, is hereby amended effective August 10, 2007 as follows:

Variable Insurance Products Fund V is added to the list of Funds to whom FIIOC provides transfer agency and other services.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris
James T. Morris
Title:	President and Chief Executive Officer
Date:	August 16, 2007

ATTEST:	/s/ Audrey Milfs
Audrey Milfs
Corporate Secretary

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By:	/s/ Robert A. Dwight

Name:	Robert A. Dwight

Title:	SVP

Date:	August 16, 2007